Quest Resource Corporation Update of
                    Operations and Second Quarter Results for
                                Fiscal Year 2005


OKLAHOMA CITY, Oklahoma; August 23, 2005 - Quest Resource Corporation (OTC:QRCP) has filed its first quarter report on Form 10-Q containing financial and operating results for the quarter ending June 30, 2005.

Operational Update

The average gross daily gas production for the quarter ended March 31, 2005 was approximately 33,550 mcf and for the quarter ended June 30, 2005 was approximately 35,680 mcf. The average gross daily gas production for the first 20 days of August, 2005 was approximately 37,540 mcf.

Review of Second Quarter 2005 Financial Results

Selected financial data is provided below in a comparative format for the three months ended June 30, 2005 and June 30, 2004.

                           QUEST RESOURCE CORPORATION
                       SELECT FINANCIAL AND OPERATING DATA
                  For Three Months Ended June 30, 2005 and 2004
                  (Dollars in thousands, except per share data)

                                                     June 30
                                          --------------------------------
                                               2005              2004
                                               ----              ----
                                            (unaudited)        (unaudited)
Total Revenue                             $      13,003      $     11,339
Net Income (Loss)                         $      (1,907)     $        683
Net Income (Loss) Per Share               $        (.12)     $        .04
Operating Income                          $       3,134      $      3,447
Operating Income Per Share                $         .20      $        .22
EBITDA *1                                 $       7,008      $      6,723
EBITDA Per Share *1                       $         .44      $        .43
Weighted Average Shares Outstanding          15,848,881        15,682,163

*1 EBITDA, which is Earnings before interest, income taxes and depreciation, depletion and amortization expense, is presented because it is used by us for, among other things, determining compliance with certain bank covenants, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

                     Reconciliation of Net Income to EBITDA
                For the Three Months Ended June 30, 2005 and 2004
                                 (in thousands)

                                                               June 30
                                                   ----------------------------
                                                       2005           2004
                                                       ----           ----
                                                    (unaudited)    (unaudited)
Net Income (Loss)                                  $   (1,907)    $      683
Interest Expense, Net                              $    5,915     $    3,557
Income Tax Expense                                 $        -     $        -
Depreciation, Depletion & Amortization Expense     $    3,874     $    3,276
Change in Derivative Fair Value                    $     (874)    $     (793)
EBITDA                                             $    7,008     $    6,723


Comments on Finances

The Company executed a private offering of one million restricted common shares between July 20, 2005 and August 10, 2005 in exchange for $2 million in cash. Then Quest Resource Corporation loaned the $2 million to Quest Cherokee, LLC and on August 8, 2005 Quest Cherokee, LLC received a $3 million loan from Cherokee Energy Partners, LLC (an affiliate of ArcLight). These new obligations with Quest Cherokee, LLC are represented by promissory notes that provide for interest to accrue on the outstanding principal of $5 million at a 15% per annum rate.

Quest's primary activity is the exploration, production, and transportation of natural gas in a 1,000 square mile region of southeastern Kansas and northeastern Oklahoma that is served by its 1,000 mile gas pipeline network. For more information visit the Quest website at www.qrcp.net.

Opinions, forecasts, projections or statements other than statements of historical fact, are forward looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, the effects of Quest's hedging program, restrictions contained in Quest's credit facilities, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.